Exhibit 10.91

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is an agreement between Holly Energy Partners, L.P., Holly Logistic Services, L.L.C (“HLS”), HollyFrontier Payroll Services, Inc., and HollyFrontier Corporation (for the limited purposes set forth herein) (“HFC”), on behalf of themselves and their parents, subsidiaries, affiliates, directors and officers (collectively, the “Company”), and me, Bruce R. Shaw.

I acknowledge and agree to the following:

1.I have resigned as President of HLS and resigned any director and officer positions I hold with the Company or any affiliate or subsidiary of the Company, effective October 29, 2015. I also release all claims against the Company and any affiliate or subsidiary of the Company, and promise not to sue the Company or any affiliate or subsidiary of the Company in the future, all as described in more detail below. In exchange for my agreements and promises, the Company has agreed to pay me Separation Pay and Benefits (set forth on Attachment A) which I understand I would not receive unless I sign this Agreement.

2.My employment will be terminated. I understand that my final day of active employment with the Company will be on my Last Date of Employment as set forth on Attachment A, which attachment is part of this Agreement. All salary and other benefits will cease at that time, except as otherwise provided in this Agreement.

3.I will receive payment(s) and benefits by signing this Agreement that I otherwise would not receive. I understand that I have been offered Separation Pay and Benefits (set forth on Attachment A) in exchange for signing this Agreement. These payment(s) and benefits are subject to taxes and customary withholdings and will be paid within the time periods set forth on Attachment A. I understand that on my Last Date of Employment, I will be separated from the HLS payroll.

4.I am giving up my right to claim benefits and/or damages under laws that relate to or arise from my employment with the Company and/or separation from employment with the Company. I realize that there are various local, state, and federal laws, both statutory and common law, that may apply and/or relate to my employment with the Company. I understand that, among other things, these laws prohibit employment discrimination on the basis of age, color, race, gender, sexual reference/orientation, marital status, national origin, mental or physical disability, religious affiliation, veteran status, or other protected classification, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor, and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with

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Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX) and any other federal or state employment laws, as each may be amended from time to time.

By signing this Agreement, I give up any rights and claims I may have under these or any other laws that may apply or relate to my employment, retirement or termination of employment with the Company except those described in Paragraph 5 below. I understand that I am giving up all statutory, common law or contract claims and rights, including those that I am not currently aware of and those not mentioned in this Agreement, up to and through the date I sign this Agreement. I acknowledge and agree that, except for the compensation and benefits described in Paragraph 5 below, I have been paid all wages and other compensation to which I am entitled and received all leaves (paid and unpaid) to which I am entitled.

5.I understand that certain actions/activities are not prevented by this Agreement. I understand that this Agreement does not prevent me from participating in investigations or proceedings conducted by the EEOC or the NLRB. This Agreement does not affect the rights and responsibilities of the EEOC to enforce the ADEA and cannot be used to interfere with the protected rights of an employee related to an EEOC investigation or proceeding. However, I give up all rights to recover or receive damages, money, or other personal benefits as a result of such charge, investigation or proceeding conducted by the EEOC, NLRB or other administrative agency. I understand that this Agreement does not prevent me from exercising my rights, if any, to a) vested benefits under any pension or savings plan or deferred compensation plan; b) COBRA benefits; c) receive pay for accrued but unused vacation and/or d) any right to base salary through my Last Date of Employment.

6.I am giving up all claims against the Company and their respective subsidiaries officers and directors, subject to paragraph 7 below, on behalf of myself, and anyone who may have the legal right to make claims on my behalf. I release the Company and their respective directors, officers, representatives, agents and employees, and any of the Company’s successors or predecessors, affiliates, or parent, subsidiary and related companies (collectively referred to as “Releasees”) from any and all claims, known or unknown, including claims for attorneys’ fees and costs with respect to, or arising out of, my employment, retirement or termination of employment with the Company.

7.I agree not to sue the Company with respect to claims I have released in this Agreement, or otherwise break my promises under this Agreement. I understand that I must pay the Company’s legal fees if I sue the Company or otherwise break my promises in this Agreement. I understand that I do not have to pay the Company’s legal fees under this paragraph, and that I will not be penalized in any way, if I challenge only my waiver and/or release of age discrimination claims under the ADEA.

8.I agree to cooperate with the Company. I agree to cooperate with the Company in obtaining court or agency approval of this Agreement, in the event that such approval is necessary. I also agree, upon the Company’s request, to reasonably cooperate in any Company investigations and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing.

9.I understand that I continue to be bound to my other obligations to the Company, including my obligations to protect confidential information. I understand that after my Last Date of Employment, I continue to be bound by my other obligations and promises to the Company, including, but not limited to, the obligation contained in the Company’s Code of Conduct (the “Code”), and any intellectual property agreements signed by me, except as specifically modified by this Agreement.

I affirm my obligation to the Company not to disclose to any third party non-public Company information. I understand that this paragraph shall not apply to information that is required to be disclosed by law or to information provided to a government agency acting in its official capacity.

10.I will return all Company property before my Last Date of Employment. In accordance with my existing and continuing obligations to the Company (including those obligations arising under the Code and any confidentiality, intellectual property and/or other agreements that I have previously signed), I agree that I have returned or will immediately return to the Company, on or before my Last Date of Employment, all Company property, including building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that I received, prepared, or helped to prepare in connection with my employment with the Company. I also agree that I have not kept any copies, duplicates, reproductions, computer disks, or excerpts of any Company materials or documents.

11.Applicable Law. The laws of the state of Texas apply to this Agreement.

12.This Agreement may be enforceable in parts. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the applicable law, the rest of the Agreement shall continue to apply.

13.I waive my right to a trial by jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury.

14.I will not solicit the Company’s employees. From the date I receive this Agreement for review, and for twenty-four months after my Last Date of Employment, I will not, without written consent of the Company, recruit, hire or retain, or assist or induce any person or business in recruiting, hiring or retaining, any active employee of the Company, or provide names or other information about any employees for purposes of recruiting such employees away from the Company to any person or business. The foregoing shall not preclude me from providing the name of any employee to any person for the sole purpose of obtaining a referral from such employee in accordance with the Company’s policies.

15.I will not seek reemployment with the Company. I agree not to solicit, seek or accept an employment position with the Company after my Last Date of Employment.

16.This is the entire Agreement between the Company and me. This Agreement, including Attachment A, contains the entire agreement between the Company and me concerning the separation of my employment, except as set forth in paragraph 9 above and except for any

Indemnification Agreements previously issued to me by the Company, if any, which Indemnity Agreements shall continue as set forth therein and are not intended to be terminated by this Agreement. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. This Agreement replaces any prior agreements between the Company and me dealing with the same subjects, except as set forth in paragraph 9 above.

17.I have been advised to consult with an attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have had the opportunity to do so.

18.I will reaffirm my obligations under this Agreement. If asked by the Company to re-execute and reaffirm my obligations under this Agreement (including the release of claims) on or after my Last Date of Employment, I agree to do so as one of my obligations under this Agreement and as a condition of receiving the Separation Pay and Benefits.

19.I may have the right to cancel this Agreement, but I must do so in writing and on time. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (OWBPA), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to consult an attorney; I have at least twenty-one days from the date I received this Agreement to consider the Agreement before signing it; I may change my mind and cancel the Agreement within seven calendar days after signing it; and that my right to receive the Separation Pay and Benefits will not be effective until the expiration of the seven day period. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven day period expires. I must provide that notice to the HR Contact identified on Attachment A of my decision before the time period expires.

20.I will keep this Agreement confidential. Except as required by law or regulation, including the rules and regulations of the Securities and Exchange Commission, I will keep confidential the amounts paid to me under this Agreement and all other terms of this Agreement, including the fact that this Agreement exists between the Company and me. I will not reveal the amounts paid to me or the other terms of this Agreement (including the existence of this Agreement) to anyone, except to my immediate family or my legal and financial advisors.

21.I will comply with the MMSEA (Medicare, Medicaid, and SCHIP Extension Act of 2007). I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

22.I agree to resolve any disputes through negotiation, mediation and arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation administered by JAMS, an alternative dispute resolution service. If we are unsuccessful at resolving the dispute through mediation, we agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

BY SIGNING THIS AGREEMENT, I STATE THAT:

(A) THE COMPANY ADVISED ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE HAD AN OPPORTUNITY TO DO SO, BEFORE SIGNING THIS AGREEMENT;

(B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE SEPARATION PAY AND BENEFITS, I MUST SIGN AND RETURN THIS AGREEMENT NO LATER THAN TWENTY-ONE DAYS AFTER I RECEIVE IT;

(C) I UNDERSTAND THAT I HAVE (AT LEAST) SEVEN DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING IT, PURSUANT TO PARAGRAPH 19 ABOVE; AND

(D) THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ITS TERMS, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 31st day of Oct, 2015.

Witness:                               EMPLOYEE:

/s/ Natalie Pavelek                        /s/ Bruce R. Shaw
Bruce R. Shaw

Agreed to and accepted by, on this 29th day of October, 2015.

Holly Energy Partners, L.P.

By: HEP Logistics Holdings, L.P., its general partner

By: Holly Logistic Services, L.L.C.,
its general partner

/s/ Michael C. Jennings
Michael C. Jennings
CEO and President

Holly Logistic Services, L.L.C.
HollyFrontier Payroll Services, Inc.
HollyFrontier Corporation

/s/ Michael C. Jennings
Michael C. Jennings
CEO and President

ATTACHMENT A

Employee Name:             Bruce R. Shaw

Job Title:                 President

Last Date of Employment:	November 2, 2015

Local HR Contact:            Natalie Pavelek

Separation Pay and Benefits
(The benefits noted in this section are conditioned upon your execution of the Separation Agreement and Release of Claims and your continued employment through the Last Date of Employment. In addition, to be eligible for the benefits noted in this section, you must not exhibit any gross neglect of your job duties through your Last Date of Employment.)

Lump Sum Amount:	$574,124

•The lump sum amount will be payable to you and reported on a Form W-2 and is subject to taxes and other withholdings. The lump sum amount will be paid within thirty days after your Last Date of Employment. This amount will be paid within thirty days after your Last Date of Employment or thirty days after you sign this Agreement, whichever is later.

Vesting of Long Term Incentive Awards:
•On the eighth (8th) day after you sign and return this Agreement to the Company, but not before your Last Date of Employment (and only if you have not revoked this Agreement within the seven-day period described in paragraph 19 of this Agreement), you will become fully vested in, and the restrictions will lapse on the following awards of restricted units:

Grant Date	Restricted Shares/Units that Vest
March 2013	2,244 units (third tranche)

November 2013	3,564 units (second tranche)
October 2014	3,228 units (first tranche)

•In addition, you will become fully vested in 9,020 performance units initially granted to you in March 2013.

•Payment of these restricted units and performance units will be subject to tax withholdings and reported as income on a Form W-2.

•The remaining 30,396 unvested restricted and performance units granted to you in November 2013 and in October 2014 will become null and void and be forfeited to Holly Energy Partners, L.P. on your Last Date of Employment.

Other Unconditional Benefits
COBRA Coverage:
• If you wish to participate in COBRA, you have 60 days from the termination of your current health benefits to make your election. You will be solely responsible for making a timely COBRA election and for paying all COBRA premiums in a timely manner. Please note that COBRA rates may change, and that the Company reserves the right to modify or replace benefit plans.
You will receive in the mail from Conexis, after your Last Date of Employment, documents describing the COBRA health benefits available to you.  You will need to review packet and elect during your eligible enrollment period if desired. If you elect to continue health benefits through COBRA, it will be your responsibility to pay the required premiums in a timely manner.
Life Insurance and Accidental Death and Dismemberment Coverage:
• The Sun Life and AD&D products/coverage may be converted from group to individual coverage. To do so, you must apply directly to the insurance provider within 30 days after you lose coverage. Forms to convert to an individual policy will be provided to you at the time of your separation.

2015 Annual Bonus Accrued and Unused Vacation Time:
• Your 2015 annual bonus and accrued and unused vacation is included in your lump sum severance payment set forth above. No additional payments will be made to you for those benefits.

401(k) Plan:
• As a participant in the 401(k) Retirement Plan, the applicable plan rules will govern your options with respect to managing your account balance and or receiving distributions, as applicable, under the plan. Additional detail will be provided to you following your Last Date of Employment. Principal Financial Group will mail you a choices packet to your home address approximately 21 days after your Last Date of Employment. You may also contact Principal at 1-800-547-7754 if you have any general questions concerning your options.

Non-Qualified Deferred Compensation Plan:
• As a participant in the Non-Qualified Deferred Compensation Plan, the irrevocable election you have previously made regarding the treatment of your account balance at the time of separation will govern the treatment of your account balance. You may also contact Principal at 1-800-999-4031 if you have any general questions concerning your options.